Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-5524, 33-53971, 33-59781, 333-124192, 333-124193, and 333-82847 on Form S-8 of our reports dated April 9, 2008, relating to the consolidated financial statements and financial statement schedule of Angelica Corporation and the effectiveness of Angelica Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Angelica Corporation for the year ended January 26, 2008.

 /s/ Deloitte & Touche LLP

St. Louis, Missouri
April 9, 2008